UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2007

EVERCORE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32975	20-4748747
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East 52nd Street, 43rd Floor New York, New York	10055
(Address of principal executive offices)	(Zip Code)

(212) 857-3100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed on the Form 8-K filed on June 8, 2007, in connection with the appointment of Robert B. Walsh as the Chief Financial Officer of Evercore Partners Inc. (the “Company”) David Wezdenko no longer holds an executive officer position and no longer serves as the Company’s chief financial officer.

In connection with the above, on June 29, 2007, the Company and Mr. Wezdenko entered into a letter agreement pursuant to which Mr. Wezdenko agreed to remain employed by the Company until September 30, 2007. Mr. Wezdenko will continue to receive his annual base salary of $500,000 until December 31, 2007 and will be awarded a partnership compensation award equal to $400,000 on the date employees are paid their 2007 bonuses in 2008. The Company will also provide Mr. Wezdenko health benefits at the same cost to Mr. Wezdenko as then-current employees until June 30, 2008. During and following the completion of his employment with the Company, Mr. Wezdenko’s unvested 2,250 restricted stock units and 77,155 Evercore LP partnership units will vest on similar terms as other unvested restricted stock units and Evercore LP partnership units, respectively, held by other Senior Managing Directors of the Company. Any vested Class A common stock of the Company or Evercore LP partnership units will remain subject to similar transfer restrictions as Class A common stock and Evercore LP partnership units held by current Senior Managing Directors of the Company. Upon termination of his employment, Mr. Wezdenko will be subject to the execution of a release of claims and continued compliance with the terms and provisions of a standard non-competition and non-solicitation agreement.

The above description of Mr. Wezdenko’s letter arrangement is qualified in its entirety by reference to the copy of such agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement between David E. Wezdenko and the other parties listed therein, dated June 29, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERCORE PARTNERS INC.

Date: July 6, 2007	/s/ Adam B. Frankel
By: Adam B. Frankel
Title: General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement between David E. Wezdenko and the other parties listed therein, dated June 29, 2007